                                  SCHEDULE 14A
                                 (RULE 14a-101)


           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  Confidential, for use of the Commission only
     (as permitted by Rule 14a-6(e)(2))

[x]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-ll(c) or Rule 14a-12

                                 STRATASYS, INC.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[x]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1) Title of each class of securities to which transaction applies:___________________________

        (2) Aggregate number of securities to which transaction applies:
            __________________________

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:________________________

        (4) Proposed maximum aggregate value of transaction:______________

        (5) Total fee paid:__________________

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-ll(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)      Amount Previously Paid:$______________

        (2)      Form, Schedule or Registration Statement No.: ________________

        (3)      Filing Party: _________________

        (4)      Date Filed: __________________

                                 STRATASYS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           to be held on May 11, 1999

To the Stockholders of Stratasys, Inc.:

         Notice is hereby given that the Annual Meeting of Stockholders of Stratasys Inc., a Delaware corporation (the "Company"), will be held on May 11, 1999, at the Fifth Seasons Room, Minneapolis Marriott City Center Hotel, 30 South Seventh Street, Minneapolis, Minnesota 55402, at the hour of 3:30 p.m., for the following purposes:

         1. To elect six Directors of the Company to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

         2. To transact such other business as may properly come before the Annual Meeting or adjournments thereof.

         Only stockholders of record at the close of business on April 6, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Eden Prairie, Minnesota          By Order of the Board of Directors
April 6, 1999
                                 Thomas Stenoien
                                 Secretary


                                   IMPORTANT:

         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND RETURN IT TO THE COMPANY. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED, AND STOCKHOLDERS EXECUTING PROXIES MAY ATTEND THE MEETING AND VOTE IN PERSON SHOULD THEY SO DESIRE.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

ACTIONS TO BE TAKEN AT THE ANNUAL MEETING.........................................................................2

PROPOSAL 1. ELECTION OF DIRECTORS.................................................................................2
         Biographical Information about Nominees..................................................................2

INFORMATION ABOUT THE BOARD OF DIRECTORS, COMMITTEES OF THE BOARD, AND EXECUTIVE OFFICERS.........................3
         Meetings of the Board of Directors and Information Regarding Committees..................................3
         Changes in Number and Composition of the Board of Directors..............................................4
         Executive Officers.......................................................................................4
         Compliance with Section 16(a) of the Exchange Act........................................................4

EXECUTIVE COMPENSATION............................................................................................4
         Summary Compensation.....................................................................................4
         Summary Compensation Table...............................................................................5
         Option Grants in Last Fiscal Year........................................................................6
         Repricing of Options.....................................................................................7
         Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values.................................8
         Directors' Fees..........................................................................................8
         Employment Agreements....................................................................................8
         Stock Option Plans ......................................................................................8

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............................................10

CERTAIN TRANSACTIONS.............................................................................................12

INDEPENDENT ACCOUNTANTS..........................................................................................13

OTHER MATTERS....................................................................................................13

EXPENSES ........................................................................................................14

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS....................................................................14

AVAILABLE INFORMATION............................................................................................14

                                 STRATASYS, INC.
                               14950 MARTIN DRIVE
                       EDEN PRAIRIE, MINNESOTA 55344-2020
                                 (612) 937-3000
                                www.stratasys.com
                             -----------------------

                                 PROXY STATEMENT
                          -----------------------------

         The Board of Directors of Stratasys, Inc. (the "Company") presents this Proxy Statement and the enclosed proxy card to all stockholders and solicits their proxies for the Annual Meeting of Stockholders to be held on May 11, 1999. The record date of this proxy solicitation is April 6, 1999. All proxies duly executed and received will be voted on all matters presented at the Annual Meeting in accordance with the instructions given by such proxies. In the absence of specific instructions, proxies so received will be voted for the named nominees for election to the Company's Board of Directors. The Board of Directors anticipates that all of its nominees for election to the Company's Board of Directors will be available for election and does not know of any matters that may be brought before the Annual Meeting other than those listed on the Notice of the Annual Meeting.

         In the event that any other matter should come before the Annual Meeting or that any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matter in accordance with their best judgment. A proxy may be revoked at any time before being voted by sending a new proxy bearing a later date or a revocation notice to the Company at the above address, attn: Secretary, or by notifying the Secretary of the Company at the Annual Meeting. The Company is soliciting these proxies and will pay the entire expense of solicitation, which will be made by use of the mails. This Proxy Statement is being mailed on or about April 9, 1999.

         The total number of shares of common stock, $.01 par value ("Common Stock"), of the Company outstanding as of April 6, 1999, was 6,101,961 shares. The Common Stock is the only outstanding class of securities of the Company entitled to vote. Each share of Common Stock has one vote. Only stockholders of record as of the close of business on April 6, 1999 will be entitled to vote at the Annual Meeting or any adjournments thereof.

         The affirmative vote by holders of a plurality of the votes represented at the Annual Meeting is required for the election of Directors. All proxies will be counted for determining the presence of a quorum. Votes withheld in connection with the election of one or more nominees for Director will not be counted as votes cast for such individuals. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

         A list of stockholders entitled to vote at the Annual Meeting will be available at the Company's principal office, 14950 Martin Drive, Eden Prairie, Minnesota, during business hours, for a period of ten (10) days prior to the Annual Meeting for examination by any stockholder. Such list will also be available at the Annual Meeting.

                    ACTIONS TO BE TAKEN AT THE ANNUAL MEETING


PROPOSAL 1.       ELECTION OF DIRECTORS

         The Directors to be elected at the Annual Meeting will serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. Proxies not marked to the contrary will be voted "FOR" the election to the Board of Directors of the following six persons, all of whom are incumbent Directors.

         The following table sets forth information concerning the nominees:

Name                    Age           Position

S. Scott Crump          45            Chairman of the Board of Directors, Chief
                                      Executive Officer, President and Treasurer

Ralph E. Crump          75            Director

Clifford H. Schwieter   51            Director

Arnold J. Wasserman     61            Director

Gregory L. Wilson       51            Director

Cameron Truesdell       41            Director

BIOGRAPHICAL INFORMATION ABOUT NOMINEES

         S. Scott Crump has served as Chief Executive Officer, President, Treasurer and a director of the Company since its inception in 1988 and as Chief Financial Officer from February 1990 to May 1997. During the period from 1982 to 1988, Mr. Crump was a co-founder and Vice President of Sales of IDEA, Inc., which is now called Structural Instrumentation, Inc., a public company, and a leading manufacturer of force, load and pressure transducers. Mr. Crump remains on the board of directors and is a significant shareholder of that company. Mr. Crump, a registered professional engineer, is the son of Ralph E. Crump, a director of the Company, and the husband of Lisa H. Crump.

         Ralph E. Crump has been a director of the Company since 1990. Mr. Crump is President of Crump Industrial Group, an investment firm located in Trumbull, Connecticut. He is also a founder and director of Osmonics, Inc., a manufacturer of reverse osmosis water filtration devices having sales of $175 million and listed on the New York Stock Exchange; Chairman of IMTEC, Inc., which manufactures bar code labeling equipment; and Chairman of Structural Instrumentation, Inc. In 1962, Mr. Crump founded Frigitronics, Inc., a manufacturer of ophthalmic goods and medical instruments, and was its President and Chairman of the Board until December 1986. Mr. Crump is also a director and co-founder of Mity-Lite, Inc., a public company that manufactures plastic tables. He is a Trustee of the Alumni Foundation of UCLA and a member of the Board of Overseers for the Thayer Engineering School at Dartmouth College. Mr. Crump is the father of Scott Crump and the father-in-law of Lisa Crump.

         Clifford H. Schwieter has been a director of the Company since July 1994. Since April 1994, Mr. Schwieter has been the President and a Managing Director of C.H. Schwieter and Associates, a financial consulting firm. From July 1992 to March 1994, he served as President, Chief Executive Officer and a director of

Centric Engineering Systems, Inc., which was engaged in the development of mechanical design and analysis software for computing systems ranging from workstations to mainframes and massively parallel networked computing environments. Mr. Schwieter was Vice President and General Manager of the Electronic Imaging Systems Division of the DuPont Company from 1986 to 1991. From 1971 to 1986, Mr. Schwieter was with the General Electric Company, where he served as Vice President of GE's Calma Company from 1985 to 1986 and was responsible for that subsidiary's worldwide business in the mechanical design and factory automation arena. He was President and Representative Director of GE Industrial Automation, Ltd., a joint venture between GE and C. Itoh & Company located in Tokyo, from 1982 to 1985.

         Arnold J. Wasserman has been a director of the Company since 1994, as the designee of the M.H. Meyerson & Co., Inc., the underwriter of the Company's initial public offering. Mr. Wasserman has, for the past 30 years, been a principal of P & A Associates, a leasing/consulting firm. Prior to that, he held positions with IBM and Litton Industries. Mr. Wasserman has consulted with major corporations in the areas of marketing, advertising and sales. He is a director of Micros-to-Mainframes, Inc., a publicly traded company.

         Gregory L. Wilson has been a director of the Company since 1994. He is the co-founder of Mity-Lite, Inc. (Nasdaq: MITY) and has served as President and Chairman of the Board of that company since its inception. From 1982 until 1987, Mr. Wilson was President of Church Furnishings, Inc. in Provo, Utah. Mr. Wilson is an active investor in small, privately held manufacturing concerns.

         Cameron Truesdell has been a director of the Company since February 1999. In 1985, he was the founder and Chairman of the Board of LTC, Incorporated, an insurance marketing firm sold to General Electric Capital Assurance in 1997. Mr. Truesdell is currently Chairman of the Board of Directors of Global Kinetics and Adelide Inc.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS,
                 COMMITTEES OF THE BOARD, AND EXECUTIVE OFFICERS

MEETINGS OF THE BOARD OF DIRECTORS AND INFORMATION REGARDING COMMITTEES

         The Board of Directors has two standing committees, an Audit Committee and a Compensation Committee. The Board does not have a standing Nominating Committee.

         The Audit Committee is composed of Arnold J. Wasserman (Chairman), Gregory Wilson and Clifford H. Schwieter. The duties of the Audit Committee include recommending the engagement of independent auditors, reviewing and considering actions of management in matters relating to audit functions, reviewing with independent auditors the scope and results of its audit engagement, reviewing reports from various regulatory authorities, reviewing the system of internal controls and procedures of the Company, and reviewing the effectiveness of procedures intended to prevent violations of law and regulations. The Audit Committee held four (4) meetings in 1998.

         The Company's Compensation Committee is composed of Clifford H. Schwieter (Chairman), Ralph E. Crump, Arnold J. Wasserman and Gregory L. Wilson. The duties of this Committee are to recommend to the Board remuneration for officers of the Company, to determine the number and issuance of options pursuant to the Company's stock option plans and to recommend the establishment of and to monitor a compensation and incentive program for all executives of the Company. The Compensation Committee held four (4) meetings in 1998.

         The Board of Directors held eight (8) meetings in 1998. All Directors attended at least 75% of the total number of Board meetings and of the meetings of committees on which they served.

CHANGES IN NUMBER AND COMPOSITION OF THE BOARD OF DIRECTORS

         Pursuant to the power granted to the Board of Directors under the Company's certificate of incorporation and by-laws, on February 10, 1999, the Board amended the Company's by-laws to increase the number of directors constituting the Board from five to six. The Board also appointed Cameron Truesdell to the vacancy created by the increase in the number of Directors. Mr. Truesdell has been nominated for election to the Board at the Annual Meeting.

EXECUTIVE OFFICERS

         In addition to Scott Crump, the Company's Chairman, President, Chief Executive Officer, and Treasurer, the following individuals serve as executive officers of the Company:

         Thomas W. Stenoien, 48, has served as Chief Financial Officer of the Company since May 1997 and as Corporate Secretary since January 1999. Mr. Stenoien joined the Company in February 1993 as Controller and has also served as Director of Finance. Before joining the Company, Mr. Stenoien served as Controller of Anderberg Lund Printing Co. and as Accounting Manager for Braemar Corporation.

         James P. Foley, 55, has served as Vice President of Engineering since August 1997. Prior to joining the Company, Mr. Foley was Vice President of Engineering at DataKey, a manufacturer of portable electronic tokens and internet security products from January 1996 to August 1997. Before joining DataKey, Mr. Foley was Vice President of Datacard, a manufacturer of plastic card personalization products.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Pursuant to Section 16 of the Securities Exchange Act of 1934, the Company's Directors and executive officers and beneficial owners of more than 10% of the Company's Common Stock are required to file certain reports, within specified time periods, indicating their holdings of and transactions in the Common Stock and derivative securities. Based solely on a review of such reports provided to the Company and written representations from such persons regarding the necessity to file such reports, the Company is not aware of any failures to file reports or report transactions in a timely manner during the Company's fiscal year ended December 31, 1998.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

         The following table sets forth the cash and non-cash compensation paid by the Company for services rendered during the fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998 to the Company's Chief Executive Officer and each other executive officer whose compensation exceeded $100,000 during such year.

                           SUMMARY COMPENSATION TABLE


                                              ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                     ---------------------------------------------   ----------------------
          NAME AND                                                         OTHER          SECURITIES
         PRINCIPAL                                                         ANNUAL         UNDERLYING
          POSITION        YEAR       SALARY             BONUS           COMPENSATION      OPTIONS/SARs
       ------------       ----       ------             -----           ------------      ------------
S. Scott Crump            1998       $130,000(2)               0                --           10,000
Chairman,                 1997       $121,115(2)        $ 35,000                --           25,750
President, CEO and        1996       $ 95,000(2)        $  3,923(3)             --            2,000
Treasurer(1)

Thomas Stenoien,          1998       $ 90,000           $13,000 (4)         $1,730(5)         6,000
Chief Financial
Officer and
Corporate Secretary

Donald W. Moffatt,        1998       $ 92,922(7)        $ 14,000                --             --
former                    1997       $116,152(7)        $ 50,000                --           22,750
C. O. O.(6)               1996       $ 97,385(7)        $  2,769(8)       $ 30,000(9)        23,000

Lawrence E. Roscoe,       1998       $114,547(11)              0                --             --
former                    1997       $ 96,794(11)       $ 34,415                --            9,750
V.P.- Software
Development(10)

---------------------------

(1)      Mr. Crump also served as Chief Financial Officer until May 1997.

(2) Mr. Crump was paid at the rate of $95,000 per year for 1996. Commencing April 1997, upon approval of the Board of Directors, Mr. Crump was paid at the rate of $130,000 per year for the remainder of 1997 and 1998.

(3)      $2,923 of this bonus was earned in 1996 and paid in 1997.

(4)      This bonus was earned in 1998 and paid in 1999.

(5)      Payment for unused vacation pay earned in 1998.

(6) Mr. Moffatt resigned as Chief Operating Officer on June 30, 1998, but was retained as a consultant by the Company.

(7) Mr. Moffatt became Chief Operating Officer of the Company on February 19, 1996 and was paid at the rate of $120,000 per year from February through October 1996. Mr. Moffatt was paid at the rate of $90,000 per year for the months of November and December 1996, and at the rate of $94,500 per year from January through April 1997. Effective May 1, 1997, Mr. Moffatt was paid at the rate of $126,000 per year. In February 1998, Mr. Moffatt became a part-time employee of the Company paid at the rate of $95.00 per hour.

(8)      This bonus was earned in 1996 and paid in 1997.

(9) Represents the fair market value of 2,000 shares of Common Stock issued to Mr. Moffatt on July 2, 1996, as additional compensation.

(10)     Mr. Roscoe resigned as an officer of the Company on December 30, 1998.

(11) Mr. Roscoe was paid at the rate of $88,549 per year until March 1, 1997. Effective March 1, 1997, Mr. Roscoe's compensation was increased to the rate of $92,977 per year, and effective September 24, 1997, his compensation was increased to the rate of $110,000 per year. On November 27, 1998, Mr. Roscoe's compensation was increased to the rate of $115,500 per year.

         The table below includes the number of stock options granted to the executive officers named in the Summary Compensation Table during the year ended December 31, 1998 and exercise information.

                        OPTION GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)

                             NUMBER OF            PERCENT OF
                             SECURITIES           TOTAL OPTIONS
                             UNDERLYING           GRANTED TO
                             OPTIONS              EMPLOYEES IN          EXERCISE              EXPIRATION
NAME                         GRANTED(#) (1)       FISCAL YEAR (2)       PRICE($/sh)              DATE
----                         --------------       ---------------       -----------           -----------
S. Scott Crump                   10,000            5.0%                   $5.00                 11/18/04

Thomas W. Stenoien                6,000            3.0%                   $5.00                 11/18/04

Donald W. Moffatt                     0            -                      -                     -


Lawrence E. Roscoe                    0            -                      -                     -

------------------------

(1) Stock options granted under the Company's stock option plans are intended to qualify as incentive stock options ("ISO's") under Section 422 of the Internal Revenue Code of 1986, as amended. Under the terms of these plans, ISO's may be granted to officers and other key employees of the Company for a maximum term of 10 years. The price per share of an ISO may not be less than the fair market value of the Company's shares on the date the ISO is granted. However, ISO's granted to persons owning more than 10% of the Company's Common Stock may not have a term in excess of five years and may not have an option price of less than 110% of the fair market value per share of the Company's shares on the date the ISO is granted. The maximum number of ISO's is limited to such number so that the aggregate fair market value, determined as of the date the ISO's are granted, of the shares of Common Stock with respect to which ISO's are exercisable for the first time during any calendar year shall not exceed $100,000. Any options granted in excess of the $100,000 limitation would not qualify as ISO's under the Internal Revenue Code.

(2) The Company granted a total of 200,500 option to employees in the fiscal year ended December 31, 1998.

REPRICING OF OPTIONS

                                                                                                             LENGTH OF
                                              NUMBER OF                                                      ORIGINAL
                                             SECURITIES                        EXERCISE PRICE               OPTION TERM
                                             UNDERLYING     MARKET PRICE OF     OF STOCK AT                 REMAINING AT
                                              OPTIONS        STOCK AT TIME         TIME OF        NEW         DATE OF
                         REPRICE/             REPRICED      OF REPRICING OR      REPRICING OR   EXERCISE    REPRICING OR
NAME                     REGRANT DATE        OR AMENDED        AMENDMENT          AMENDMENT      PRICE        AMENDMENT
S. Scott Crump              7/9/98              25,750           $7.0625            $15.00        $8.00         5 years
                            7/9/98               2,000           $7.0625            $16.50        $8.00       4.7 years

Thomas W. Stenoien          7/9/98               6,750           $7.0625            $15.00        $8.00         5 years
                            7/9/98               2,500           $7.0625            $16.50        $8.00       4.7 years

Donald W. Moffatt           7/9/98              23,000           $7.0625            $16.50        $8.00       3.7 years
                            7/9/98                 750           $7.0625            $15.00        $8.00         5 years

Lawrence E. Roscoe          7/9/98               9,750           $7.0625            $15.00        $8.00         5 years
                            7/9/98               2,500           $7.0625            $16.50        $8.00       4.7 years
                            7/9/98               2,500           $7.0625            $16.13        $8.00       4.3 years


         The Compensation Committee of the Board of Directors approved the replacement of these options to Messrs. Crump, Stenoien, Moffatt and Roscoe and options to other employees of the Company, at exercise prices ranging from $16.50 per share to $15.00 per share, having concluded that the principal purpose of the Company's stock option program (i.e., to provide an equity incentive to employees to remain in the employment of the Company and to work diligently in its best interests) would not be achieved for those employees holding options exercisable substantially above the market price of the Common Stock. In connection with the granting of these replacement options, participating option holders agreed not to exercise any option for a period of six months from the date of such regrant.

         The table below includes information regarding the value realized on option exercises and the market value of unexercised options held by the executive officers named in the Summary Compensation Table during the year ended December 31, 1998.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES


                                                     NUMBER OF SECURITIES             VALUE OF UNEXERCISED IN-THE-
                                                     UNDERLYING UNEXERCISED           MONEY OPTIONS/SARs AT
                     SHARES                          OPTIONS/SARs AT FY-END (#)                 FY-END ($)(1)
                     ACQUIRED ON      VALUE          ---------------------------      ----------------------------
NAME                 EXERCISE (#)     REALIZED ($)   EXERCISABLE   UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
----                 ------------     ------------   -----------   -------------      -----------   --------------
S. Scott Crump             -0-             -0-          14,550           23,200            -0-             -0-

Thomas W. Stenoien        1,149          $9,807          7,850            9,800            -0-             -0-

Donald W. Moffatt          -0-             -0-          20,750           25,000            -0-             -0-

Lawrence E. Roscoe        4,312          $24,854        13,250            3,500             -0-             -0-

---------------
(1) Based upon a closing price of $4.8125 on the Nasdaq National Market on December 31, 1998.

DIRECTORS' FEES

         Directors currently receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. Three Directors received a non-qualified stock option to purchase 30,000 shares of the Company's Common Stock upon commencement of their service on the Board of Directors. One of such directors was granted options before the Company's August 1994 stock split, and his options currently entitle him to purchase 43,118 shares of Common Stock. In July 1997, and in November 1998, respectively, each of the four Directors who is not an employee of the Company also received a non-qualified stock option to purchase 15,000 and 6,000 shares of the Company's Common Stock, respectively, for their continued service on the Company's Board of Directors. In February 1999, a newly appointed Director received a non-qualified stock option to purchase 7,000 shares of the Company's Common Stock in connection with his service on the Board.

EMPLOYMENT AGREEMENTS

         The Company entered into an Employment Agreement with S. Scott Crump, its President, on September 1, 1994, which became effective on October 20, 1994. The Employment Agreement expired in October 1997, and the Company and Mr. Crump have not entered into a new agreement.

STOCK OPTION PLANS

         The Company has established four employee stock option plans. The four plans provide for the grant of options to qualified employees (including officers and directors) of the Company, independent contractors, consultants and other persons to purchase an aggregate of 1,800,000 shares of Common Stock. The plans are administered by the Compensation Committee of the Board of Directors.

         Options to purchase 100,608 shares, which constitute the total number of shares authorized under the Stratasys, Inc. Employee Stock Option Plan #1, adopted in October 1990 ("Plan 1"), have all been granted. As of

March 13, 1998, Options to purchase 96,587 shares under Plan 1 have been exercised, and 574 options have terminated. Plan 1 expires on April 19, 2001. Options to purchase 199,392 shares of Common Stock, which constitute the total number of shares authorized under the Amended and Restated Stratasys, Inc. 1994 Stock Plan ("Plan 2"), adopted in August 1994, have been granted, 35,950 of which have terminated or expired and are again available for grant. As of March 15, 1999, options to purchase 139,334 shares under Plan 2 have been exercised. The Stratasys, Inc. 1994-2 Stock Plan, as amended ("Plan 3"), adopted by the Board of Directors on December 13, 1994, originally authorized the purchase of 500,000 shares of Common Stock. On March 1, 1996, the Board of Directors authorized, and on May 23, 1996, the stockholders approved, amending Plan 3 to increase the number of shares authorized to 1,000,000 shares. Since its adoption, through March 15, 1999, options to purchase an aggregate of 1,410,752 shares have been granted under Plan 3, options to purchase 212,358 shares have been exercised, and 413,344 options have terminated, expired, or been canceled and are again available for grant. On February 13, 1998, the Board of Directors authorized, and on May 14, 1998, the stockholders approved the Company's 1998 Incentive Option Plan ("Plan 4"). Plan 4 authorized the grant of options to purchase an aggregate of 500,000 shares of Common Stock. Through March 15, 1998, options to purchase an aggregate of 344,000 shares have been granted under Plan 4, and 1,600 options have terminated and are again available for grant.

                        COMMON STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of March 31, 1999, certain information concerning the beneficial ownership of Common Stock by (i) each person known by the Company to be the owner of more than 5% of the outstanding Common Stock, (ii) each Director, (iii) each executive officer named in the Summary Compensation Table above, and (iv) all Directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined by the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose.

 NAME AND ADDRESS                          AMOUNT AND NATURE
   OF BENEFICIAL                             OF BENEFICIAL                         PERCENTAGE OF OUTSTANDING
     OWNER                                    OWNERSHIP(1)                               SHARES  OWNED(2)
S. Scott and                                    743,867(4)                                   12.2%
Lisa H. Crump (3)

Donald W. Moffatt (3)                            26,150(5)                                    *

Lawrence E. Roscoe (3)                           21,050(6)                                    *

Ralph E. Crump                                  321,830(7)                                    5.3%
28 Twisted Oak Circle
Trumbull, CT 06611

Arnold J. Wasserman                              62,500(8)                                    *
1 Brookwood Drive
West Caldwell, NJ 07006

Clifford H. Schwieter                            29,912(9)                                    *
102 E. Crest Drive
Cincinnati, OH 45215

Gregory L. Wilson                               43,500(10)                                    *
1301 W. 400 North
Orem, UT 84057

Archery Capital, LLC                           520,045(11)                                    8.5%
 237 Park Avenue
 New York, NY 10017

Cameron Truesdell                              447,100(12)                                    7.3%
5522 308th N.E.
Preston, WA 98050

Thomas W. Stenoien (3)                          11,549(13)                                    *

James Foley (3)                                  2,000(14)                                    *

All directors and executive                  1,679,083(15)                                   27.5%
officers as a group (8 persons)

-------------
* Represents less than 1%.

(1) Under Securities and Exchange Commission rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power. Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is also deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

(2) Based on a total of 6,101,961 shares of Common Stock issued and outstanding as of March 31, 1999.

(3) The address of this person is in care of the Company, 14950 Martin Drive, Eden Prairie, Minnesota 55344.

(4) S. Scott Crump owns 359,180 shares individually and Lisa H. Crump owns 358,787 shares individually. Lisa and Scott Crump are husband and wife, but disclaim beneficial ownership of each other's shares. They also disclaim beneficial ownership of the 154,665 shares held by Ralph Crump, Scott Crump's father and Lisa Crump's father-in-law, and the 154,665 shares held by Marjorie Crump, Scott Crump's mother and Lisa Crump's mother-in-law. Includes 14,950 shares of Common Stock issuable upon the exercise of options currently exercisable by S. Scott Crump, 8,000 shares of Common Stock issuable to S. Scott Crump on the exercise of currently exercisable warrants, and 2,950 shares of Common Stock issuable upon the exercise of options currently exercisable by Lisa Crump.

(5) Represents 26,150 shares of Common Stock issuable upon the exercise of options currently exercisable by Donald W. Moffatt.

(6) Represents 13,750 shares of Common Stock issuable upon the exercise of options currently exercisable by Lawrence E. Roscoe.

(7) Includes 154,165 shares owned by Marjorie Crump, Mr. Crump's wife, of which Mr. Crump disclaims beneficial ownership, and 13,500 shares of Common Stock issuable upon the exercise of options currently exercisable by Mr. Crump. Excludes the following shares of which Mr. Crump disclaims beneficial ownership: 359,180 shares held by Mr. Crump's son, S. Scott Crump, and 358,787 shares held by Mr. Crump's daughter-in-law, Lisa Crump.

(8) Represents 54,500 shares of Common Stock issuable upon the exercise of options currently exercisable by Mr. Wasserman and 8,000 shares issuable upon the exercise of currently exercisable warrants.

(9) Represents 29,912 shares of Common Stock issuable upon the exercise of options currently exercisable by Mr. Schwieter.

(10) Represents 43,500 shares of Common Stock issuable upon the exercise of options currently exercisable by Mr. Wilson.

(11) Represents shares of Common Stock reported as beneficially owned as of November 14, 1997, by Archery Capital, LLC as the investment advisor for four investment funds, as indicated in its report on Form 13D, less 710,090 shares of Common Stock that were issuable under warrants repurchased by the Company on September 30, 1998. The Company has no further information regarding the beneficial ownership of its shares by Archery Capital, LLC.

(12) Includes 7,000 shares of Common Stock issuable upon the exercise of currently exercisable options and 16,000 shares of Common Stock issuable upon the exercise of currently exercisable warrants.

(13) Represents 8,250 shares of Common Stock issuable upon the exercise of options currently exercisable by Mr. Stenoien.

(14) Represents 2,000 shares of Common Stock issuable upon the exercise of options currently exercisable by Mr. Foley.

(15) Includes 175,362 shares of Common Stock issuable on the exercise of currently exercisable options and 32,000 shares issuable on the exercise of currently exercisable warrants. Does not include shares beneficially owned by Messrs. Moffatt and Roscoe and by Lisa Crump, who are no longer executive officers of the Company.

                              CERTAIN TRANSACTIONS

         On July 30, 1997, the Company entered into a stock option agreement with Clifford Schwieter, a director of the Company, pursuant to which Mr. Schwieter provides acquisition consulting services to the Company. Under this agreement, Mr. Schwieter received a non-qualified option to purchase 15,000 shares of Common Stock at an exercise price of $15.00. Options corresponding to 1,250 shares are exercisable at any time on or after October 30, 1997, with additional options corresponding to 1,250 shares becoming exercisable on the 30th day of the last month of each subsequent quarterly period thereafter through and including July 30, 1999. These options expire on July 29, 2002.

         On July 30, 1997, all non-employee Board members received, as compensation for serving as directors of the Company, non-qualified options to purchase 15,000 shares of Common stock at a price of $15.00. Options corresponding to 1,250 shares are exercisable at any time on or after October 30, 1997, with additional options corresponding to 1,250 shares becoming first exercisable on the 30th day of the last month of each subsequent quarterly period thereafter through and including July 30, 1999. These options expire on July 29, 2002.

         In September 1997, the Company entered into certain agreements with a company that is in the business of developing, manufacturing and selling rapid prototyping devices (the "RP Company"). At that time, the entire ownership of the RP Company was comprised of 10 Investment Units for $250,000 each. Each Investment Unit consisted of an equity payment of $130,000 and a $120,000 Subordinated Note of the RP Company bearing interest at the rate of 10% per year, compounded annually and maturing on December 31, 1999. Scott Crump, the Chairman of the Board, President, Chief Executive Officer, and Treasurer of the Company, and Arnold Wasserman, a Director of the Company, each purchased one Investment Unit in the RP Company, and two investment funds for which Archery Capital LLC ("Archery") acts as investment manager purchased a total of three Investment Units. Mr. Crump is a member of the RP Company's governing board, which consists of five members. In 1998, existing and new members of the RP Company purchased six additional Investment Units. Of these additional Investment Units, Cameron Truesdell, who became a member of the Company's Board in 1999, purchased two Investment Units and Constance Crump, Scott Crump's sister, and Constance Crump's husband jointly purchased one Investment Unit. Under the agreements, the Company granted the RP Company the right and license to use Company technology, solely for the purpose of developing a product having the specifications set forth in the agreements (the "RP Product"), in exchange for an option (the "Option") to acquire either (i) ownership of the RP Product or (ii) ownership of all membership interests in the RP Company. The agreements also provided that if the Company exercised its Option, it would be required to make an aggregate payment of between approximately $5.5 million and $6.7 million, depending upon the date of completion, and to issue warrants to purchase an aggregate of 128,000 shares of the Company's Common Stock ("Member Warrants"). In that event, Mr. Crump, Mr. Wasserman, Mr. Truesdell, Ms. Crump, the investment funds for which Archery acts as investment manager and each other member of the RP Company would have each received a minimum payment of $325,000 plus 8,000 Member Warrants per Investment Unit. If the Company did not exercise its Option, the RP Company agreed to license the Company's technology used in the RP Product for a royalty of 6% of the net revenues received by the RP Company from the RP Product and related support and services. Mr. Crump and Mr. Wasserman both agreed not to participate as members of the Company's Board in any decision of the Company related to its exercise of the Option. Mr. Truesdell was not a member of the Company's Board at the time of his investment.

         On September 30, 1998, the Company purchased warrants to purchase an aggregate of 710,090 shares of Common Stock expiring on October 31, 2000. The sellers were funds managed by Archery. The aggregate purchase price of the warrants was $1,000,000.

         Under a Technology Sale and Assignment Agreement, dated as of December 21, 1998, the Company agreed to purchase from the RP Company, and the RP Company agreed to sell to the Company, in-process rapid prototyping technology (the "RP Technology"). The RP Technology was the subject of the agreements that the Company and the RP Company had entered into in September 1997. The Company agreed to pay the RP Company $5,945,709.04 in cash and to issue warrants to purchase 128,000 shares of the Company's common stock at an exercise price of $13.875 per share exercisable until January 4, 2003. The parties also agreed to amend or terminate the agreements that they had entered into in 1997 as necessary to conform the two transactions. In a separate transaction, the Company submitted a purchase order to the RP Company for $519,000 of ongoing development work with respect to the RP Technology. The RP Company transferred the RP Technology to the Company before the end of 1998, and the Company paid the full consideration for the RP Technology in early 1999. In connection with the transaction, S. Scott Crump received a cash distribution of $375,137 from the RP Company; Arnold Wasserman received a cash distribution of $359,521 from the RP Company; Constance Crump and her husband received a cash distribution of $346,986 from the RP Company; Cameron Truesdell received a cash distribution of $693,973 from the RP Company; and the investment funds for which Archery acts as the investment advisor received a cash distribution of $1,056,165 from the RP Company. Each of the foregoing investors also received warrants to purchase 8,000 shares of common stock per Investment Unit exercisable on the terms described above. The disinterested Directors of the Company approved the terms of the Technology Sale and Assignment Agreement. The Company deemed the consideration paid by it for the RP Technology fair and reasonable.

         On February 10, 1999, the Company entered into a stock option agreement with Cameron Truesdell. In consideration for his services as a director of the Company, Mr. Truesdell received a non-qualified option to purchase 7,000 shares of Common Stock at an exercise price of $5.00. All of the options are immediately exercisable and expire on February 10, 2004.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" NOMINEES LISTED IN PROPOSAL 1.

                             INDEPENDENT ACCOUNTANTS

         Rothstein, Kass & Company, P.C. ("RK&Co.") audited the Company's financial statements for the fiscal years ended December 31, 1998, December 31, 1997, and December 31, 1996, and has been the independent public accountants of the Company since December 20, 1994. RK&Co. has no financial interest, either direct or indirect, in the Company. The Board of Directors has not yet selected independent accountants to audit the Company's financial statements for the fiscal year ending December 31, 1999. It was the determination of the Board of Directors that the Company should not be obligated at this time to retain a specific firm of independent accountants.

         No representative of RK&Co. is expected to attend the Annual Meeting or to make a statement or respond to questions from stockholders.

                                  OTHER MATTERS

         The Board of Directors is not aware of any business to be presented at the Annual Meeting except the matters set forth in the Notice and described in this Proxy Statement. Unless otherwise directed, all shares represented by Board of Directors' Proxies will be voted in favor of the proposals of the Board of Directors described in this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the accompanying Proxy will vote on those matters according to their best judgment.

                                    EXPENSES

         The entire cost of preparing, assembling, printing and mailing this Proxy Statement, the enclosed Proxy and other materials, and the cost of soliciting Proxies with respect to the Annual Meeting, will be borne by the Company. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of Proxies by mail may be supplemented by telephone and telegram by officers and other regular employees of the Company, but no additional compensation will be paid to such individuals.

                  DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         Proposals of stockholders of the Company that are intended to be presented at the Company's next Annual Meeting of Stockholders must be received by the Company no later than December 9, 1999, in order for them to be included in the proxy statement and form of proxy relating to that meeting. If the date of such meeting is changed by more than 30 calendar days from the date such meeting is scheduled to be held under the Company's By-Laws, or if the proposal is to be presented at any meeting other than the next Annual Meeting of Stockholders, the proposal must be received at the Company's principal executive office at a reasonable time before the solicitation of proxies for such meeting is made.

                              AVAILABLE INFORMATION

         Copies of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 as filed with the Securities and Exchange Commission, including the financial statements, can be obtained without charge by stockholders (including beneficial owners of the Company's Common Stock) upon written request to Thomas W. Stenoien, the Company's Corporate Secretary, 14950 Martin Drive, Eden Prairie, Minnesota 55344-2020, or on the Commission's Web Site at www.sec.gov.

By Order of the Board of Directors


Thomas W. Stenoien, Secretary

Eden Prairie, Minnesota
April 6, 1999